Exhibit 99.1

Apco Oil and Gas International Inc. (NASDAQ: APAGF) One Williams Center MD 35-8 Tulsa, OK 74172 800-600-3782 www.apcooilandgas.com

DATE: Aug. 7, 2012

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

Apco Reports Second-Quarter 2012 Results

TULSA, Okla. – Apco Oil and Gas International Inc. (NASDAQ:APAGF) today announced that for the three and six-month periods ended June 30, 2012, it generated unaudited net income attributable to Apco of $12.7 million and $22.8 million, or $0.43 and $0.77 cents per share, compared with net income of $7.7 million and $15.9 million for the same periods in 2011.

Net income improved quarter-to-quarter from increased operating revenues due to higher average sales prices and increased volumes, greater equity income from Apco’s Argentine investment and a one-time credit to other income attributable to the farm-out of part of the company’s interest in the exploration area within the Sur Río Deseado Este concession. These improvements were partially offset by higher costs and operating expenses that included increases in production and lifting costs, depreciation expense, exploration expense, taxes other than income and income taxes.

The increase in net income for the year-to-date period is also due primarily to higher average oil sales prices and increased volumes, greater equity income from Apco’s Argentine investment, and other income. These improvements over last year were partially offset by higher costs and operating expenses that included a $6.6 million increase in exploration expense compared with the first six months of 2011. During 2012, Apco incurred significant 3D seismic costs in its Sur Rio Deseado property in Argentina and in the Llanos 40 block in Colombia.

Higher average sales prices were the largest contributor to the increase of $8.4 million in operating revenues during the quarter and $15.4 million for the first six months. Total sales volumes applicable to Apco’s consolidated interest on a barrel of oil equivalent (BOE) basis were 1.5 percent higher than second-quarter 2011 and 3 percent higher than the first six months of 2011.

Total costs and operating expenses for the quarter and the six months increased by $4.2 million and $12 million, respectively, primarily the result of higher production and lifting costs, depreciation expense, exploration expense and higher taxes other than income.

The benefits of higher average sales prices and increased volumes also led to greater equity income from its Argentine investment for the second quarter and the first half of 2012 compared with the same periods in 2011.

In May 2012, the Argentine congress approved a law that expropriated 51 percent of the shares of YPF S.A., previously owned by Repsol S.A. and declared that the oil and gas sector in Argentina was a matter of public interest.

Consistent with that declaration, in July 2012 President Kirchner issued a decree giving the federal government increased control over the oil and gas industry that, among other matters, includes assuring reasonable hydrocarbon prices in the country and the approval of capital spending plans to be submitted annually by oil and gas companies.

“Ultimately, it will take some time to see how these actions play out,” said Ralph Hill, Apco’s chief executive officer.

“In the meantime, we’ll continue to build on our track record of active exploration and development that has resulted in increases in both production and reserves over the years,” Hill added.

2012 Capital Program and Operational Update

During the first six months of 2012, capital expenditures of $26.1 million were invested primarily in development drilling in its Neuquén basin properties and exploration drilling in Colombia.

In Argentina, development drilling in Apco’s core Neuquén basin properties is on schedule, with results in line with expectations.

In Colombia, the company has drilled two exploration wells in the Llanos 32 block. The first of these, the Maniceño 1 well, reached a measured depth of 11,027 feet and encountered approximately 50 feet of oil column in the Mirador formation. This well was put into production on July 6. Daily production rates have since ranged from 1,500 to 3,200 barrels of oil per day.

On May 26, Apco’s second exploration well in Llanos 32, the Samaria Norte 1 well, was spud and recently reached its target of 11,000 feet. Subsequent logging activities encountered prospective oil pays in the Gacheta, Guadaloupe and Mirador formations, and casing was set in the well. A completion rig has been mobilized to test each of these prospective oil zones.

Also in Colombia, Apco completed the acquisition of 305 square kilometers of 3D seismic over the Llanos 40 block in the second quarter. The data processing and interpretation phase is under way, with exploration drilling expected to commence in 2013.

“We are pleased with the results of our development drilling in the Neuquén basin where we have a sizeable inventory of wells left to drill. Drilling results there in 2012 have enabled us to achieve year-over-year increases in production,” said Thomas Bueno, Apco’s chief operating officer.

“The positive results of our exploration efforts in Colombia, including the Maniceño discovery and the prospects for testing our Samaria Norte well, give us hope that Colombia can make a solid contribution to the future growth of Apco,” Bueno added.

Apco Oil and Gas International Inc.

Summary of Earnings

(In Thousands of Dollars Except Per Share Amounts)

	2012	2011
Three months ended June 30
Operating revenue	32,967	24,576
Costs and operating expenses	23,249	19,026
Investment income	7,163	4,510
Net income attributable to Apco	12,680	7,699
Per share	0.43	0.26

	2012	2011
Six months ended June 30
Operating revenue	63,043	47,659
Costs and operating expenses	48,275	36,284
Investment income	15,501	9,376
Net income attributable to Apco	22,756	15,861
Per share	0.77	0.54

About Apco Oil and Gas International Inc. (NASDAQ: APAGF)

Apco Oil and Gas International Inc. is an international oil and gas exploration and production company with interests in eight oil and gas concessions and two exploration permits in Argentina, and three exploration and production contracts in Colombia. More information is available at www.apcooilandgas.com. Go to http://www.b2i.us/irpass.asp?BzID=1671&to=ea&s=0 to join our e-mail list.

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Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;
•	Volumes of future oil, natural gas, and LPG production;
•	Expansion and growth of our business and operations;
•	Financial condition and liquidity;
•	Business strategy;
•	Estimates of proved gas and oil reserves;
•	Reserve potential;
•	Development drilling potential;
•	Cash flow from operations or results of operations;
•	Seasonality of natural gas demand; and
•	Oil and natural gas prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•

Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of prices, and the availability and cost of capital;

•

Inflation, interest rates, fluctuation in foreign exchange rates, tax rate changes, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;
•	Development of alternative energy sources;
•	The impact of operational and development hazards;
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Costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities and litigation;

•	Political conditions in Argentina, Colombia and other parts of the world;
•	The failure to renew participation in hydrocarbon concessions granted by the Argentine government on reasonable terms;
•	Risks related to strategy and financing, including restrictions stemming from our loan agreement and the availability and cost of credit;
•	Risks associated with future weather conditions, volcanic activity and earthquakes;
•	Acts of terrorism; and
•	Additional risks described in our filings with the Securities and Exchange Commission (“SEC”).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in our most recent annual report on Form 10-K filed with the SEC and our quarterly reports on Form 10-Q available from our offices or from our website at www.apcooilandgas.com.